As Filed with the Securities and Exchange Commission on March 16, 2004

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE HOUSTON EXPLORATION COMPANY

(Exact name of registrant as specified in its charter)

1100 Louisiana, Suite 2000
Houston, Texas 77002-5215
(713) 830-6800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Delaware	22-2674487
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

John H. Karnes
Senior Vice President and Chief Financial Officer
1100 Louisiana, Suite 2000
Houston, Texas 77002-5215
(713) 830-6800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Christine B. LaFollette
King & Spalding LLP
1100 Louisiana, Suite 4000
Houston, Texas 77002-5213
(713) 751-3200

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined in light of market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount Of
Title Of Each Class	Amount To Be	Aggregate Price Per	Aggregate Offering	Registration
Of Securities To Be Registered	Registered(1)	Security	Price	Fee(2)
Common Stock, par value $0.01 per share	—	—	—	—
Preferred Stock, par value $0.01 per share	—	—	—	—
Depositary Shares (3)	—	—	—	—
Debt Securities (4)	—	—	—	—
Total	$600,000,000	100%(5)(6)(7)	$600,000,000(5)(6)(7)	$76,020
Common Stock, par value $0.01 per share(8)	17,380,392 shares	$40.40(9)	$702,167,837(9)	$88,965

(1)	In no event will the aggregate offering price of all securities issued from time to time by us pursuant to this registration statement exceed $600,000,000, and in no event will the aggregate offering amount of common stock offered and sold from time to time by the selling securityholder pursuant to this registration statement exceed 17,380,392 shares.

(2)	We previously paid an aggregate filing fee of $69,500 in connection with the Registration Statement on Form S-3 (Registration No. 333-78843) initially filed on May 20, 1999, relating to the registration of $250,000,000 of securities ($169,750,000 of which remain unsold as of the date hereof, which unsold securities have been deregistered). The filing fee related to those unsold securities is $44,959. Pursuant to Rule 457(p) of the Securities Act of 1933, we are offsetting all of the previously paid but unused filing fee against the filing fee of $164,985 due in connection with the filing of this Registration Statement. As a result, the amount of $120,026 has been submitted herewith as payment of the remaining portion of the filing fee.

(3)	Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event that the registrant elects to offer to the public fractional interests in shares of Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing the fractional interests and the shares of Preferred Stock will be issued to the Depositary under the Deposit Agreement.

(4)	If any Debt Securities are issued at an original issue discount, then the offering price of the Debt Securities shall be in such amount as shall result in an aggregate initial offering price not to exceed $600,000,000, less the offering price of any securities previously issued hereunder.

(5)	The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(6)	This registration statement also covers such indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the Debt Securities, Preferred Stock or Depositary Shares registered hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(8)	Represents shares of common stock which may be sold from time to time by THEC Holdings Corp., an indirect wholly-owned subsidiary of KeySpan Corporation.

(9)	Estimated solely for the purpose of determining the registration fee and calculated in accordance with Rule 457(c) under the Securities Act on the basis of the last reported price of the registrant’s common stock on March 12, 2004, as reported by the New York Stock Exchange.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated March 16, 2004

PROSPECTUS

THE HOUSTON EXPLORATION COMPANY

$600,000,000

COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
DEBT SECURITIES

17,380,392 SHARES OF COMMON STOCK

     We may offer and sell from time to time in one or more offerings:

•	shares of common stock;

•	shares of preferred stock, in one or more series, which may be convertible into or exchangeable for common stock or debt securities and which may be issued in the form of depositary shares evidenced by depositary receipts; and

•	senior or subordinated unsecured debt securities in one or more series.

     In addition, KeySpan Corporation, one of our securityholders, may offer and sell from time to time in one or more offerings up to 17,380,392 shares of our common stock.

     The aggregate initial offering price of the securities that we will offer will not exceed $600,000,000. The aggregate amount of our common stock that the selling securityholder will offer will not exceed 17,380,392 shares. We or the selling securityholder will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. The securities may be offered separately or together in any combination or as separate series.

     We will provide the specific terms of the securities offered in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement. The prospectus supplement may add, update or change information contained in this prospectus.

     The amount of common stock to be offered by the selling securityholder identified herein will be specified in prospectus supplements. We will not receive any proceeds from any sale of common stock by the selling securityholder.

     We or the selling securityholder may sell these securities directly or through agents, underwriters or dealers, or through a combination of these methods. See “Plan of Distribution.” The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement also will show you the total amount of money that we or the selling securityholder will receive from selling the securities being offered, after the expenses of the offering.

     Our common stock is listed for trading on the New York Stock Exchange under the symbol “THX.”

     Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This prospectus may not be used to consummate sales of the securities unless accompanied by the applicable prospectus supplement.

March      , 2004

YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may sell from time to time any combination of the different types of securities described in this prospectus in one or more offerings up to a total offering amount of $600 million, and the selling securityholder may sell from time to time our common stock described in this prospectus in one or more offerings of up to a total of 17,380,392 shares. This prospectus only provides you with a general description of the securities we or the selling securityholder may offer. Each time securities are offered under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.”

     In this prospectus references to “Houston Exploration,” “we,” “us” and “our” mean The Houston Exploration Company.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the Internet or at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our common stock is listed and traded on the New York Stock Exchange (the “NYSE”). You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. The information we file with the SEC and other information about us also is available on our website at http://www.houstonexploration.com. However, the information on our website is not a part of this prospectus.

     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and may supersede information in this prospectus and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that may be offered by this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2003; and

•	the description of our common stock contained in Amendment No. 1 to our registration statement on Form 8-A filed on September 19, 1996 under Section 12 of the Securities Exchange Act of 1934.

     You may review these filings, at no cost, over the Internet at our website at http://www.houstonexploration.com, or request a copy of these filings by writing or calling us at the following address:

Investor Relations
The Houston Exploration Company
1100 Louisiana, Suite 2000
Houston, Texas 77002-5215
(713) 830-6800

FORWARD-LOOKING STATEMENTS

     Some of the information, including all of the estimates and assumptions, contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. These statements use forward-looking words such as “anticipate,” “believe,” “expect,” “estimate,” “may,” “project,” “will,” or other similar expressions and discuss “forward-looking” information, including the following:

•	anticipated capital expenditures;

•	future cash flows and borrowings;

•	pursuit of potential future acquisition opportunities; and

•	sources of funding for exploration and development.

     Although we believe that these forward-looking statements are based on reasonable assumptions, our expectations may not occur and we cannot guarantee that the anticipated future results will be achieved. A number of factors could cause our actual future results to differ materially from the anticipated future results expressed in this prospectus, any prospectus supplement and the documents we have incorporated by reference. These factors include, among other things:

•	the volatility of natural gas and oil prices;

•	the requirement to take writedowns if natural gas and oil prices decline;

•	our ability to replace, find, develop and acquire reserves;

•	acquisition and investment risks;

•	our ability to meet our substantial capital requirements;

•	our outstanding indebtedness;

•	the uncertainty of estimates of natural gas and oil reserves and production rates;

•	operating risks of natural gas and oil operations;

•	dependence upon operations concentrated in three primary areas;

•	drilling risks;

•	our hedging activities;

•	governmental regulation;

•	environmental matters;

•	competition;

•	our financial results being contingent upon our customers meeting their obligations;

•	potential conflicts of interest with our majority shareholder; and

•	our majority stockholder has indicated that its investment in our company is not a core asset.

     Other factors that could cause actual results to differ materially from those anticipated are discussed in our periodic filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2003.

     When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this document, any prospectus supplement and the documents we have incorporated by reference. We will not update these forward-looking statements unless the securities laws require us to do so.

THE HOUSTON EXPLORATION COMPANY

     We are an independent natural gas and oil company engaged in the exploration, development, exploitation and acquisition of natural gas and oil reserves in North America. Natural gas is our primary focus. Our core areas of operations are South Texas, offshore in the shallow waters of the Gulf of Mexico, the Arkoma Basin of Oklahoma and Arkansas and the Appalachian Basin of West Virginia. During 2003, we began operations in the Rocky Mountain Region, with an initial focus in the Uinta Basin of northeastern Utah.

     At December 31, 2003, our net proved reserves were 755 billion cubic feet equivalent, or Bcfe, with a present value, discounted at 10% per annum, of cash flows before income taxes of $2.0 billion. Our reserves are fully engineered on an annual basis by independent petroleum engineers. Approximately 94% of our net proved reserves at December 31, 2003 were natural gas, approximately 68% of which were classified as proved developed. We operate approximately 85% of our producing wells.

     We began exploring for natural gas and oil in December 1985 on behalf of The Brooklyn Union Gas Company. Brooklyn Union is an indirect wholly owned subsidiary of KeySpan Corporation. KeySpan, a member of the Standard & Poor’s 500 index, is a diversified energy provider whose principal natural gas distribution and electric generation operations are located in the Northeastern United States. In September 1996, we completed our initial public offering and sold approximately 31% of our shares to the public. As of December 31, 2003, THEC Holdings Corp., an indirect wholly owned subsidiary of KeySpan, owned approximately 55% of our outstanding common stock.

     Our principal executive offices are located at 1100 Louisiana, Suite 2000, Houston, Texas 77002. Our telephone number is (713) 830-6800.

USE OF PROCEEDS

     Unless we specify otherwise in the accompanying prospectus supplement, we intend to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for the repayment of debt and for general corporate purposes. General corporate purposes may include additions to working capital, repurchases of our stock, capital expenditures or the financing of possible acquisitions, including acquisitions of onshore and offshore natural gas and oil properties. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations.

     We will not receive any proceeds from the sale of any shares of our common stock offered by the selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges:

	Years Ended December 31,
	1999	2000	2001	2002	2003
Ratio of earnings to fixed charges	2.0x	5.5x	12.8x	7.6x	13.6x

     For the purpose of computing the ratio of earnings to fixed charges, earnings are defined as:

•	income from continuing operations before income taxes;

•	plus fixed charges; and

•	less capitalized interest.

     Fixed charges are defined as the sum of the following:

•	interest (including capitalized interest) on all indebtedness; and

•	that portion of rental expense which we believe to be representative of an interest factor.

DESCRIPTION OF DEBT SECURITIES

     Any debt securities we offer will be our direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee that is qualified to act under the Trust Indenture Act of 1939. The trustee for each series of debt securities will be identified in the applicable prospectus supplement. Any senior debt securities will be issued under a “senior indenture” and any subordinated debt securities will be issued under a “subordinated indenture.” Together, the senior indenture and the subordinated indenture are called “indentures.”

     The following description is a summary of the material provisions of the indentures. It does not restate those agreements in their entirety. The forms of indentures and any supplemental indentures will be filed by us from time to time by means of an exhibit to a Current Report on Form 8-K and will be available for inspection at the corporate trust office of the trustee, or as described above under “Where You Can Find More Information.” The indentures will be subject to, and governed by, the Trust Indenture Act. We will execute an indenture and supplemental indenture if and when we issue any debt securities. We urge you to read the indentures and any supplemental indenture because they, and not this description, define your rights as a holder of the debt securities.

     If the terms of any series of debt securities differ from the terms described below, those terms will be described in the prospectus supplement relating to that series of debt securities.

General

     The debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

     A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	the currency or currency unit in which the debt securities will be payable;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate that the debt securities will bear (or, if they are floating rate securities, the basis for the interest rate) and the interest payment dates for the debt securities;

•	any conversion or exchange provisions;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional Events of Default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

•	any restriction on the declaration of dividends or restrictions requiring the maintenance of any asset ratio or the creation or maintenance of reserves;

•	the names and duties of any co-trustees, calculation agents, paying agents or registrars for the debt securities; and

•	any other terms of the debt securities.

     None of the indentures will limit the amount of debt securities that may be issued by us. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

     Debt securities of a series may be issued in registered, bearer, coupon or global form.

Denominations

     Unless the prospectus supplement for each issuance of debt securities states otherwise, the securities will be issued in registered form of $1,000 each or multiples thereof.

Subordination

     Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all of our senior debt, whether existing at the date of the subordinated indenture or subsequently incurred. The subordinated indenture will provide that no payment of principal, interest or any premium on the subordinated debt securities may be made in the event:

•	of any insolvency, bankruptcy or similar proceeding involving us or our property, or

•	we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due.

     The subordinated indenture will not limit the amount of senior debt that we may incur.

     “Senior Debt” will be defined in the subordinated indenture to include all notes or other unsecured evidences of indebtedness, including guarantees given by us, for money borrowed by us, including principal of and any interest or premium on such amounts, whether incurred on, before or after the date of the subordinated indenture, that is not expressed to be subordinate or junior in right of payment to any of our other indebtedness.

Consolidation, Merger or Sale

     Each indenture generally will permit a consolidation or merger between us and another corporation. They also will permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation will assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. However, we will consolidate or merge with or into any other corporation or sell all or substantially all of our assets only according to the terms and conditions of the indentures. The remaining or acquiring corporation will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor corporation may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor corporation. If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the debt securities.

Modification of Indentures

     Under each indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against any holder without its consent.

Events of Default

     “Event of Default” when used in an indenture, will mean any of the following:

•	failure to pay the principal of or any premium on prescribed debt securities when due;

•	failure to deposit any sinking fund payment when due;

•	failure to pay interest when due on prescribed debt securities for 30 days;

•	failure to perform any other covenant in the indenture that continues for 90 days after being given written notice;

•	certain events in bankruptcy, insolvency or reorganization of Houston Exploration; or

•	any other event of default included in any indenture or supplemental indenture.

     An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default, except a default in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders.

     If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Covenants

     Under the indentures, we will:

•	pay the principal of, and interest and any premium on, the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

     If there are any restrictive covenants applicable to a series of debt securities, we will describe them in the prospectus supplement for that series.

Payment and Transfer

     We will pay principal, interest and any premium on fully registered debt securities at designated places. We will make payment by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. If we make debt securities payments in other forms, we will pay those payments at a place designated by us and specified in a prospectus supplement.

     You may transfer or exchange fully registered debt securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

     We may issue one or more series of the debt securities as permanent global debt securities deposited with a depositary. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which The Depository Trust Company (“DTC”) acts as depository.

     Each global debt security will be deposited with, or on behalf of, DTC, as depository, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

     Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global debt security.

     We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

     A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depository for that global debt security or at any time DTC ceases to be registered under the Securities Exchange Act of 1934;

•	we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

•	there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities.

     Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and integral multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

     Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

     We understand that, under existing industry practices, in the event that we request any action of holders,

or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action. Additionally, those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us as follows:

•	DTC is:

•	is a limited-purpose trust company organized under the New York Banking Law,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System,

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

•	Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The rules applicable to DTC and its participants are on file with the SEC.

Discharging our Obligations

     We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

     Under U.S. Federal income tax law as of the date of this prospectus, such a discharge should be treated as an exchange of the related debt securities. Each holder generally will be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of such a discharge, including the applicability and effect of tax laws other than the U.S. Federal income tax laws.

Meetings

     Each indenture will contain provisions describing how meetings of the holders of debt securities of a series may be convened. A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of a series. A notice of the meeting must always be given in the manner described under “—Notices” below. Generally speaking, except for any consent that must be given by all holders of a series as described under “—Modification of Indentures” above, any resolution presented at a meeting of the holders of a series of debt securities may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, unless the indenture allows the action to be voted upon to be taken with the approval of the holders of a different specific percentage of principal amount of outstanding debt securities of a series. In that case, the holders of outstanding debt securities of at least the specified percentage must vote in favor of the action. Any resolution passed or decision taken at any meeting of holders of debt securities of any series in accordance with the applicable indenture will be binding on all holders of debt securities of that series, unless, as discussed in “—Modification of Indentures” above, the action is only effective against holders that have approved it. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding debt securities of a series.

Governing Law

     Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent the Trust Indenture Act applies.

Notices

     Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

The Trustee

     Resignation or Removal of Trustee

     If the trustee serves as trustee under both the senior indenture and the subordinated indenture, the provisions of the indentures and the Trust Indenture Act governing trustee conflicts of interest will require the trustee to resign as trustee under either the subordinated indenture or the senior indenture upon the occurrence of any uncured event of default with respect to any series of senior debt securities. Also, any uncured event of default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture.

     The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series also may remove the trustee with respect to the debt securities of that series.

     Limitations on Trustee if it Is One of our Creditors

     Each indenture will contain certain limitations on the right of the trustee thereunder, in the event that it becomes one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

     Annual Trustee Report to Holders of Debt Securities

     The trustee will be required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve as such, the priority of the trustee’s claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

     Certificates and Opinions to Be Furnished to Trustee

     Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee will be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to that action have been complied with by us.

DESCRIPTION OF CAPITAL STOCK

General

     As of the date of this prospectus, we are authorized to issue up to 55,000,000 shares of stock, including up to 50,000,000 shares of common stock and up to 5,000,000 shares of preferred stock. As of March 15, 2004, we had 31,786,097 shares of common stock and no shares of preferred stock outstanding. As of that date, we also had options outstanding and exercisable for approximately 2,222,343 shares of common stock.

     The following is a summary of the key terms and provisions of our equity securities. You should refer to the applicable provisions of our restated certificate of incorporation, restated bylaws, the Delaware General Corporation law and the documents we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

Section 203 of the Delaware General Corporation Law

     We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law (DGCL). Generally, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) prior to that date, either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) on or after such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or, within three years, did own, 15% or more of the corporation’s outstanding voting stock. Our restated certificate of incorporation provides that Section 203 of the DGCL will not apply to restrict a business combination between us and an interested stockholder if (1) the business combination was approved by our board of directors prior to the time that such stockholder became an interested stockholder or (2) the stockholder became an interested stockholder as a result of, and at or prior to the effective time of, a transaction which was approved by our board of directors prior to the time such stockholder became an interested stockholder.

Limitation on Changes in Control

     Certain of the provisions of our restated certificate of incorporation and restated bylaws and the provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in control or the removal of our existing management or deterring potential acquirors from making an offer to our stockholders. This could be the case even if a majority of our stockholders might benefit from such a change in control or offer. In addition, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including voting rights that would require the approval of a percentage of the preferred stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of common stock.

Provisions of the Restated Certificate of Incorporation and Restated Bylaws

     Our restated certificate of incorporation provides that stockholders may not act by written consent in lieu of a meeting. The restated certificate of incorporation further provides that the number of directors will not be fewer than three nor more than 15. An amendment to our restated certificate of incorporation relating to the composition of the board of directors, an amendment of our bylaws or limitations on the liability of our directors, requires the vote of at least 66 2/3% of our stockholders entitled to vote in an election of directors, voting together as a single class. An amendment to our bylaws by our stockholders requires the affirmative vote of at least 66 2/3% of our stockholders entitled to vote in an election of directors, voting together as a single class.

Common Stock

     Voting Rights. Each holder of our common stock is entitled to one vote per share. Subject to any rights of the holders of any series of preferred sock pursuant to applicable law or the provision of the certificate of designations creating that series, all voting rights are vested in the holders of shares of common stock. Holders of shares of common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

     Dividends. Dividends may be paid to the holders of common stock when, as and if declared by the board of directors out of funds legally available for their payment, subject to the rights of holders of any preferred stock.

     Rights upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally, in proportion to the number of shares of our common stock held by them, in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full.

     Miscellaneous. The issued and outstanding shares of our common stock are fully paid and nonassessable. Holders of shares of common stock are not entitled to preemptive rights. Shares of common stock are not redeemable or convertible into shares of any other class of capital stock. The Bank of New York is the transfer agent and registrar for our common stock.

Preferred Stock and Depositary Shares

     We may issue shares of our preferred stock in one or more series. We will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions relating to its offering and sale at the time of the offer and sale. We also may issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

     Description of Preferred Stock

     Our restated certificate of incorporation authorizes our board of directors or a committee of our board of directors to cause preferred stock to be issued in one or more series without action by our stockholders. Our board of directors is authorized to issue up to 5,000,000 shares of preferred stock and can determine the number of shares of each series, and the rights, preferences and limitations of each series. We may amend our certificate of incorporation to increase the number of authorized shares of preferred stock in a manner permitted by the restated certificate of incorporation and the DGCL. As of the date of this prospectus, we have no shares of preferred stock outstanding.

     The particular terms of any series of preferred stock being offered by us under this prospectus will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the number of shares of the series of preferred stock being offered;

•	the title and liquidation preference per share of that series of the preferred stock;

•	the purchase price of the preferred stock;

•	the dividend rate or method for determining the dividend rate;

•	the dates on which dividends will be paid;

•	whether dividends on that series of preferred stock will be cumulative or non-cumulative and, if cumulative, the dates from which dividends will accumulate;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	any conversion or exchange provisions applicable to that series of preferred stock;

•	whether we have elected to offer depositary shares with respect to that series of preferred stock; or

•	any additional dividend, liquidation, redemption, sinking fund or other preferences, rights or restrictions applicable to that series of preferred stock.

     If the terms of any series of preferred stock being offered differ from the terms set forth below, those terms will also be disclosed in the prospectus supplement relating to that series of preferred stock. You should refer to the certificate of designations relating to the series of the preferred stock for the complete terms of that preferred stock. The certificate of designations for any series of preferred stock will be filed with the SEC promptly after the offering of that series of preferred stock.

     The preferred stock, when issued, will be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, in the event we liquidate, dissolve or wind-up our business, each series of preferred stock will have the same rank as to dividends and distributions as each other series of the preferred stock we may issue in the future. Holders of preferred stock will have no preemptive rights to subscribe for or purchase shares of our capital stock.

     Dividend Rights. Holders of preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at the rates and on the dates set forth in the applicable prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based on different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books, or, if applicable, the records of the depositary referred to below under “Depositary Shares” on record dates determined by our the board of directors. Dividends on any series of the preferred stock may be cumulative or non-cumulative, as specified in the applicable prospectus supplement. If the board of directors fails to declare a dividend on any series of preferred stock for which dividends are non-cumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

     We will not pay or declare full dividends on any series of preferred stock, unless we have or are contemporaneously declaring and paying full dividends for the dividend period commencing after the immediately preceding dividend payment date (and cumulative dividends still owing, if any) on all other series of preferred stock which have the same rank as, or rank senior to, that series of preferred stock. When those dividends are not paid in full, dividends will be declared pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other series of preferred stock having the same rank as, or ranking senior to, that series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on that series of preferred stock and the other preferred stock bear to each other. In addition, generally, unless full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of preferred stock have been paid, no dividends will be declared or paid on our common stock and generally we may not redeem or purchase any common stock. No interest, or sum of money in lieu of interest, will be paid in connection with any dividend payment or payments which may be in arrears.

     The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

     Rights Upon Liquidation. In the event we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidating distributions in the amount set forth in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to accrued and unpaid dividends, if any, before any distribution of assets is made to the holders of common stock. If the amounts payable with respect to preferred stock of any series and any stock having the same rank as that series of preferred stock are not paid in full, the holders of preferred stock and of such other stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock and any stock having the same rank as the preferred stock are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up by us of our business or affairs.

     Redemption. Any series of preferred stock may be redeemable, in whole or in part, at our option. In addition, any series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be set forth in the applicable prospectus supplement.

     If a series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the year we can begin to redeem shares of the preferred stock, the number of shares of the preferred stock we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, stock or in cash that we have received specifically from the sale of our capital stock, as specified in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that, if no such capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the prospectus supplement.

     If fewer than all the outstanding shares of any series of preferred stock are to be redeemed, whether by mandatory or optional redemption, the board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares (except the right to receive the redemption price) will cease.

     In the event that full dividends, including accrued but unpaid dividends, if any, have not been paid on any series of preferred stock, we may not redeem that series in part and we may not purchase or acquire any shares of that series of preferred stock, except by an offer made on the same terms to all holders of that series of preferred stock.

     Conversion Rights. The applicable prospectus supplement will state the terms, if any, on which shares of a series of preferred stock are convertible into shares of common stock or another series of our preferred stock. As described under “—Redemption” above, under certain circumstances, preferred stock may be mandatorily converted into common stock or another series of our preferred stock.

     Voting Rights. Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of preferred stock will not be entitled to vote. Except as indicated in the applicable prospectus supplement, in the event we issue full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. However, as more fully described below under “—Description of Depositary Shares,” if we issue depositary shares representing a fraction of a share of a series of preferred stock, each depositary share will, in effect, be entitled to that fraction of a vote, rather than a full vote. Because each full share of any series of preferred stock will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.

     Transfer Agent and Registrar. Unless otherwise indicated in the applicable prospectus supplement, The Bank of New York will be the transfer agent, registrar and dividend disbursement agent for the preferred stock and any depositary shares (see the description of depositary shares below). The registrar for the preferred stock will send notices to the holders of the preferred stock of any meetings at which such holders will have the right to elect directors or to vote on any other matter.

     Description of Depositary Shares

     General. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

     The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us (the depositary). Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be issued to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to the registration statement of which this prospectus is a part. The following description is a summary of the material provisions of the deposit agreement, the depositary shares and the depositary receipts. It does not restate those agreements in their entirety.

     Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by those holders.

     If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

     Redemption of Depositary Shares. If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

     After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

     Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions, and we will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares.

     Amendment and Termination of the Depositary Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

     Resignation and Removal of Depositary. The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

     Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

     Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

     Description of Permanent Global Preferred Securities

     Certain series of the preferred stock or depositary shares may be issued as permanent global securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to preferred stock or depositary receipts issued in permanent global form and for which DTC will act as the depositary (global preferred securities).

     Each global preferred security will be deposited with, or on behalf of, DTC or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global preferred securities are not exchangeable for definitive certificated preferred stock or depositary receipts.

     Ownership of beneficial interests in a global preferred security is limited to institutions that have accounts with DTC or its nominee (participants) or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a global preferred security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global preferred security. Ownership of beneficial interests in a global preferred security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the preferred stock or depositary shares, as the case may be, represented by a global preferred security. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global preferred security.

     Payments on preferred stock and depositary shares represented by a global preferred security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global preferred security representing the preferred stock or depositary shares. We have been advised by DTC that upon receipt of any payment on a global preferred security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in that global preferred security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global preferred security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither we nor any of our agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of beneficial interests in a global preferred security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

     A global preferred security is exchangeable for definitive certificated preferred stock or depositary receipts, as the case may be, registered in the name of, and a transfer of a global preferred security may be registered to, a person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the global preferred security or at any time DTC ceases to be registered under the Securities Exchange Act of 1934; or

•	we determine in our discretion that the global preferred security shall be exchangeable for definitive preferred stock or depositary receipts, as the case may be, in registered form.

     Any global preferred security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive certificated preferred stock or depositary receipts, as the case may be, registered by the registrar in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global preferred security.

     Except as provided above, owners of the beneficial interests in a global preferred security will not be entitled to receive physical delivery of certificates representing shares of preferred stock or depositary shares, as the case may be, and will not be considered the holders of preferred stock or depositary shares, as the case may be. No global preferred security shall be exchangeable except for another global preferred security to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global preferred security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of preferred stock or depositary shares, as the case may be.

     We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global preferred security desires to give or take any action that a holder of preferred stock or depositary shares, as the case may be, is entitled to give or take, DTC would authorize the participants holding the relevant beneficial interests to give or take that action and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     A brief description of DTC is set forth above under “Description of Debt Securities—Global Securities.”

SELLING SECURITYHOLDER

     In addition to covering the offering of securities by us, this prospectus covers the possible offering for resale from time to time of up to an aggregate of 17,380,392 shares of common stock by a selling securityholder, THEC Holdings Corp., an indirect wholly-owned subsidiary of Keyspan Corporation. Keyspan has publicly stated that it does not consider its investment in our company to be a core asset and it may therefore decide from time to time to sell all or part of its investment in our shares.

     As of March 16, 2004, Keyspan beneficially owns 17,380,392 shares of common stock, or approximately 55% of our issued and outstanding common stock. The Chairman of our Board of Directors, Robert B. Catell, is also the Chairman of the Board of Directors and Chief Executive Officer of Keyspan. In addition to Mr. Catell, four of our eleven other directors are currently affiliated with Keyspan: Robert J. Fani is President, Energy Assets and Supply of Keyspan; Gerald Luterman is Executive Vice President and Chief Financial Officer of Keyspan; H. Neil Nichols is Senior Vice President of Corporate Development and Asset Management of Keyspan; and Stephen M. McKessy is a member of Keyspan’s Board of Directors and serves on the Audit Committee.

     If Keyspan elects to sell securities under this prospectus, a prospectus supplement will set forth, with respect to the selling securityholder:

•	the nature of any other position, office or other material relationship that the selling securityholder has had with us or any of our affiliates within the prior three years;

•	the amount of securities owned by the selling securityholder prior to the offering;

•	the amount of securities to be offered for the selling securityholder’s account; and

•	the amount and (if one percent or more) the percentage of securities to be owned by the selling securityholder after completion of the offering.

PLAN OF DISTRIBUTION

Primary Offerings

     We may sell our securities through agents, underwriters or dealers or directly to purchasers.

     We may designate agents to solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities and any commissions that we will pay to the agent in the prospectus supplement.

•	Unless we indicate otherwise in the prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of 1933 of any of our securities that they offer or sell.

     We may use an underwriter or underwriters in the offer or sale of our securities.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

•	We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the prospectus supplement.

•	The underwriters will use the prospectus supplement to sell our securities.

     We may use a dealer to sell our securities.

•	If we use a dealer, we, as principal, will sell our securities to the dealer.

•	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in the prospectus supplement.

     We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in the prospectus supplement.

     We may indemnify agents, underwriters, and dealers against certain liabilities, including liabilities under the Securities Act of 1933. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with us or perform services for us in the ordinary course of business.

     We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

•	If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

•	We will indicate in the prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

     As of the date of this prospectus, we have engaged no underwriter, broker, dealer or agent in connection with any distribution of securities pursuant to this prospectus.

Secondary Offerings

     The selling securityholder may sell securities covered by this prospectus from time to time in one or more transactions for so long as we keep the registration statement of which this prospectus forms a part effective. The selling securityholder may offer its securities directly to purchasers or through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling securityholder and/or the purchasers of the securities for whom they act as agent. The selling securityholder may sell securities at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. These sales may be effected in one or more transactions, including:

•	on the New York Stock Exchange or any national securities exchange or quotation service on which the securities may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in hedging or derivative transactions;

•	in a private transaction and transactions other than on the New York Stock Exchange or other exchange or services or in the over-the-counter market;

•	through the writing of options, whether those options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.

     The selling securityholder might not elect to sell any securities under this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling securityholder will act independently of us in making decisions with respect to the timing, manner and size of any sales by it of securities covered by this prospectus.

     As of the date of this prospectus, we have engaged no underwriter, broker, dealer or agent in connection with any distribution of securities pursuant to this prospectus by the selling securityholder. To the extent required, the amount of securities to be sold, the purchase price, the name of any applicable agent, broker, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in the applicable prospectus supplement. The aggregate net proceeds to the selling securityholder from the sale of its securities offered hereby will be the sale price of those shares, less commissions, if any, and any other expenses of issuance and distribution not borne by us.

     The selling securityholder and any brokers, dealers, agents or underwriters that participate with the selling securityholder in a distribution of securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, in which case any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     The applicable prospectus supplement will set forth the extent to which we will have agreed to bear fees and expenses of the selling securityholder in connection with the registration of the securities being offered by it. We may, if so indicated in the applicable prospectus supplement, agree to indemnify the selling securityholder against certain civil liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

     The legality of the securities have been passed upon for us and the selling securityholder by King & Spalding LLP, Houston, Texas. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations,” and SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” on January 1, 2003, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, are as follows:

Securities and Exchange Commission filing fee	$164,985
Legal fees and expenses	100,000	*
Accountants’ fees and expenses	100,000	*
Trustees’ fees and expenses	20,000	*
Printing and engraving expenses	200,000	*
Rating Agency fees	40,000	*
State qualification expenses (including legal fees)	8,000	*
Miscellaneous	25,000	*

Total	$657,985	*

*Estimated.

     ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 5.07 of Houston Exploration’s Restated Certificate of Incorporation, as amended, states that:

     ”(a) No person who is or was a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

     (b) If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the personal liability of the directors to the Corporation or its stockholders shall be limited or eliminated to the full extent permitted by the DGCL, as so amended from time to time.”

     Article VIII of Houston Exploration’s Restated Certificate of Incorporation and Article VIII of Houston Exploration’s Restated Bylaws further provide that we shall indemnify our officers, directors, employees and agents to the fullest extent permitted by law. The officers and directors of our company are covered under our insurance policy.

ITEM 16. EXHIBITS.

Exhibit	Description
*1.1	Form of Common Stock Underwriting Agreement

*1.2	Form of Preferred Stock Underwriting Agreement

*1.3	Form of Debt Securities Underwriting Agreement

*4.1	Form of Senior Debt Indenture (including form of Senior Debt Security)

*4.2	Form of Senior Subordinated Debt Indenture (including form of Senior Subordinated Debt Security)

*4.3	Form of Subordinated Debt Indenture (including form of Subordinated Debt Security)

*4.4	Form of Deposit Agreement with respect to the Depositary Shares (including the terms of Depositary Receipts to be issued thereunder)

*4.5	Form of Securities Purchase Contract

4.6	Restated Certificate of Incorporation, as amended (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 (File No. 001-11899) and incorporated by reference herein)

Exhibit	Description
4.7	Restated Bylaws (filed as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 (File No. 001-11899) and incorporated by reference herein)

5.1	Opinion of King & Spalding LLP with respect to legality of the securities

12.1	Statement with respect to Computation of Ratio of Earnings to Fixed Charges

*23.1	Consent of King & Spalding LLP (included as part of Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Netherland, Sewell & Associates, Inc.

23.4	Consent of Miller & Lents, Ltd.

24.1	Powers of Attorney of Directors and Officers of the registrant (included on Registration Statement Signature Page)

*25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Trustee for the Senior Debt Securities

*25.2	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 for the Senior Subordinated Debt Securities

*25.3	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Trustee for the Subordinated Debt Securities

*	To be filed as an exhibit to a Current Report on Form 8-K of the registrant in connection with a specific offering.

ITEM 17. UNDERTAKINGS.

     Houston Exploration hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by Houston Exploration pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Houston Exploration’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (6) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Houston Exploration pursuant to the foregoing provisions, or otherwise, Houston Exploration has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Houston Exploration of expenses incurred or paid by a director, officer or controlling person of Houston Exploration in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Houston Exploration will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 15, 2004.

THE HOUSTON EXPLORATION COMPANY
By:	/s/ WILLIAM G. HARGETT
William G. Hargett
President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints John H. Karnes and James F. Westmoreland, and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign and to file any and all amendments, including post-effective amendments, to this registration statement with the Securities and Exchange Commission granting to said attorney-in-fact power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ WILLIAM G.HARGETT William G. Hargett	President, Chief Executive Officer and Director (Principal Executive Officer)	March 15, 2004

/s/ JOHN H. KARNES John H. Karnes	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 15, 2004

/s/ JAMES F. WESTMORELAND James F. Westmoreland	Vice President, Chief Accounting Officer, Comptroller and Secretary (Principal Accounting Officer)	March 15, 2004

/s/ ROBERT B. CATELL Robert B. Catell	Chairman of the Board of Directors	March 15, 2004

/s/ GORDON F. AHALT Gordon F. Ahalt	Director	March 15, 2004

Signature	Title	Date
/s/ JOHN U. CLARKE John U. Clarke	Director	March 15, 2004

/s/ DAVID G. ELKINS David G. Elkins	Director	March 15, 2004

/s/ ROBERT J. FANI Robert J. Fani	Director	March 15, 2004

/s/ HAROLD R. LOGAN, JR. Harold R. Logan, Jr.	Director	March 15, 2004

/s/ GERALD LUTERMAN Gerald Luterman	Director	March 15, 2004

/s/ STEPHEN W. MCKESSY Stephen W. McKessy	Director	March 15, 2004

/s/ H. NEIL NICHOLS H. Neil Nichols	Director	March 15, 2004

/s/ JAMES Q. RIORDAN James Q. Riordan	Director	March 15, 2004

/s/ DONALD C. VAUGHN Donald C. Vaughn	Director	March 15, 2004

EXHIBIT INDEX

Exhibit	Description
*1.1	Form of Common Stock Underwriting Agreement

*1.2	Form of Preferred Stock Underwriting Agreement

*1.3	Form of Debt Securities Underwriting Agreement

*4.1	Form of Senior Debt Indenture (including form of Senior Debt Security)

*4.2	Form of Senior Subordinated Debt Indenture (including form of Senior Subordinated Debt Security)

*4.3	Form of Subordinated Debt Indenture (including form of Subordinated Debt Security)

*4.4	Form of Deposit Agreement with respect to the Depositary Shares (including the terms of Depositary Receipts to be issued thereunder)

*4.5	Form of Securities Purchase Contract

4.6	Restated Certificate of Incorporation, as amended (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 (File No. 001- 11899) and incorporated by reference herein)

4.7	Restated Bylaws (filed as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 (File No. 001-11899) and incorporated by reference herein)

5.1	Opinion of King & Spalding LLP with respect to legality of the securities

12.1	Statement with respect to Computation of Ratio of Earnings to Fixed Charges

*23.1	Consent of King & Spalding LLP (included as part of Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Netherland, Sewell & Associates, Inc.

23.4	Consent of Miller & Lents, Ltd.

24.1	Powers of Attorney of Directors and Officers of the Registrant (included on Registration Statement Signature Page)

*25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Trustee for the Senior Debt Securities

*25.2	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 for the Senior Subordinated Debt Securities

*25.3	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Trustee for the Subordinated Debt Securities

*	To be filed as an exhibit to a Current Report on Form 8-K of the registrant in connection with a specific offering.